Exhibit 10.1

November 3, 2023

Paul Webster

1460 Conifer Trail

Elizabeth, CO 80107

RE: Letter of Transfer – Interim CFO

Dear Paul:

It is with great pleasure that I present to you this confidential written offer to transfer to the role of Interim CFO with Assure Neuromonitoring (Assure). In this assignment, you will report directly to John Farlinger and will be a key contributor in our Finance Department in addition to your current duties in RCM/Managed Care. In this capacity, you will have responsibility for the success of Assure. We are confident you will find this new opportunity both challenging and rewarding.

You will continue to be classified as a salary, exempt who is not eligible for overtime if the work week exceeds 40 hours or the workday surpasses 12 hours.

Your transition date is tentatively scheduled for 11/17/23. Your salary rate will be $255,000.00, equally divided into 24 pay periods, less applicable taxes and withholdings, and paid semi- monthly while you are employed with Assure. You will continue on your current stipend, bonus and incentive plan which includes:

•	You will be eligible to earn an annual discretionary bonus up to 50% of your base salary. Bonus will be paid quarterly as earned as part of the annual variable compensation plan.
•	You will be eligible to earn additional incentive stock options on an annual basis.
•	Monthly phone allowance of $200 per month.
•	Monthly car allowance of $700 per month.
•	Paid parking.
•	If terminated without cause employee is entitled to severance of four (4) months for the first year and one (1) month for each additional year of service.

You will be an employee at will. This offer does not represent a contract for employment; both you and Assure have the right to terminate employment at any time, with or without notice or cause.

You, the Employee, and Assure expressly agree that the covenants and agreements contained in this Agreement are separate, severable, and divisible, and in the event any portion or portions of such paragraphs are declared invalid or unenforceable, the validity of the remaining paragraphs of this Agreement will not be affected. If any provision contained herein shall for any reason be held excessively broad or unreasonable as to time, territory, or interest to be protected, the court is hereby empowered and requested to construe said provision by narrowing it, so as to make it reasonable and enforceable to the extent provided under applicable law. Further, the parties agree that Assure’s waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement.

Please confirm your acceptance of this offer to me by signing this letter by 11/6/23. If you have any questions about this offer, please let me know.

We look forward to the opportunity to work with you in an atmosphere that is successful and mutually challenging and rewarding. We are very excited for you to take on this new role!

Sincerely,

/s/ John Farlinger

John Farlinger

Chief Executive Officer

ASSURE NEUROMONITORING

Employee Acknowledgement

I have read and acknowledge the terms listed in the above agreement on 11/3/2023 (DATE).

Paul Webster	(Printed Name)

/s/ Paul Webster	(Signature)